Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Bruce Voss, bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Second Quarter 2014 Financial Results

Company Raises 2014 Financial Guidance

Company Recently Authorized a Share Repurchase Program

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (August 4, 2014)- Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2014, and provided an operating forecast and program updates.

Financial highlights for the second quarter of 2014 include (all comparisons are with the second quarter of 2013):

•	Total revenues increased 11% to $10.6 million, and royalty revenues increased 7% to $5.2 million

•	Non-GAAP net income from continuing operations was $0.24 per diluted share

•	Net income was $0.07 per diluted share

A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“Our second quarter financial results were above our expectations and our business continues to advance in many positive ways. Our financial momentum and the productivity from our research and licensing teams clearly define a company that is well positioned for future growth,” said John Higgins, President and Chief Financial Officer of Ligand. “All aspects of Ligand are firing strong, and we are pleased to have an authorized share repurchase plan in place.”

Higgins continued, “Over the past few months we have presented impressive clinical data from our unpartnered programs, we have completed numerous high-quality licensing deals, we continue to see growth in total revenues and we ended the quarter with the strongest balance sheet we have had in years. We have better visibility on the business operations, and more assets and partnerships are working to build value for shareholders than ever before. We are pleased to be in a position to raise 2014 financial guidance and are encouraged by the outlook we are getting from partners so far for Captisol® orders in 2015.”

Second Quarter 2014 Financial Results
Total revenues for the second quarter of 2014 were $10.6 million, an increase of 11% compared with $9.6 million for the same period in 2013. Royalty revenues increased 7% to $5.2 million from $4.9 million for the same period in 2013 primarily due to higher royalties from Promacta™ and Kyprolis®. Material sales were $3.5 million as compared to $4.0 million for the same period in 2013 due to timing of customer purchases of Captisol for both clinical and commercial uses. Collaborative research and development and other revenues increased to $1.9 million from $0.7 million for the same period in 2013 due primarily to an upfront license fee earned from TG Therapeutics for the licensing of IRAK-4 in the second quarter of 2014.

Cost of goods sold was $1.2 million for the second quarter of 2014, unchanged from the same period in 2013. Other operating costs and expenses for the second quarter of 2014 were $8.1 million, compared with $6.4 million for the same period in 2013. The increase is primarily due to higher non-cash stock-based compensation expense and costs incurred for business development activities.

Net income attributable to common shareholders for the second quarter of 2014 was $1.6 million, or $0.07 per diluted share, compared with net income attributable to common shareholders for the second quarter of 2013 of $6.1 million, or $0.30 per diluted share, which included $2.4 million in income from discontinued operations, or $0.12 per diluted share. Non-GAAP net income from continuing operations for the second quarter of 2014 was $5.2 million, or $0.24 per diluted share, compared with non-GAAP net income from continuing operations attributable to common shareholders for the second quarter of 2013 of $2.5 million, or $0.12 per diluted share.

As of June 30, 2014, Ligand had cash, cash equivalents, short-term investments and restricted investments of $23.3 million. During the second quarter of 2014, Ligand paid down $3.5 million in debt. As of July 31, 2014, the Company is debt free.

Year-to-Date Financial Results
Total revenues for the six months ended June 30, 2014 increased 25% to $26.6 million, compared with $21.2 million for the same period in 2013. Royalty revenues increased 22% to $13.1 million from $10.7 million for the same period in 2013 primarily due to higher royalties from Promacta and Kyprolis. Material sales increased to $9.2 million from $5.5 million for the same period of 2013 due to timing of customer purchases of Captisol as well as an increase in purchases for use in clinical trials. Collaborative research and development and other revenues declined to $4.3 million from $5.0 million for the same period in 2013 primarily due to timing of upfront fees and milestones earned.

Cost of goods sold was $3.6 million for the first six months of 2014, compared with $1.9 million for the same period in 2013 due primarily to higher Captisol sales. Other operating costs and expenses for the first six months of 2014 were $16.5 million, compared with $13.9 million for the same period in 2013 due primarily to higher non-cash stock-based compensation expense.

Net income attributable to common shareholders for the first six months of 2014 was $3.7 million, or $0.17 per diluted share, compared with net income attributable to common shareholders of $7.6 million, or $0.37 per diluted share, for the same period in 2013, which included $2.6 million in income from discontinued operations, or $0.13 per diluted share. Non-GAAP net income from continuing operations attributable to common shareholders for the first six months of 2014 was $12.5 million, or $0.57 per diluted share, compared with $6.9 million, or $0.34 per diluted share, in the same period of 2013.

2014 Financial Forecast
For the full year of 2014, Ligand now expects total revenues to be between $64 million and $66 million, and non-GAAP earnings per diluted share to be between $1.50 and $1.55. This is higher than previous guidance, which called for total revenues to be between $62 million and $64 million, and non-GAAP earnings per diluted share to be between $1.40 and $1.45.

For the third quarter of 2014, Ligand expects total revenues to be between $13 million and $14 million, and non-GAAP earnings per diluted share to be between $0.26 and $0.29. The non-GAAP earnings per diluted share guidance does not include changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors and non-cash stock-based compensation expense.

Company Recently Authorized Share Repurchase Program
On July 17, 2014, Ligand's Board of Directors authorized the repurchase of up to $10.0 million of its common stock from time to time in privately negotiated and open market transactions for a period of up to one year, subject to its evaluation of market conditions, applicable legal requirements and other factors.

Second Quarter and Recent Business Highlights
New Licensing Deals

•
Ligand has had a strong start to 2014 with new licensing deals. The company's portfolio of fully funded partnered programs, sometimes referred to as Shots-on-Goal, now exceeds 100 programs which is up from more than 90 as last reported. These are programs that are out-licensed and are being advanced and financed by our partners. Ligand enjoys economic rights to all of the programs in some combination of license fees, milestone payments, Captisol revenue and/or royalties.

•
Ligand entered into an exclusive license with TG Therapeutics, Inc. for development and commercialization of Interleukin-1 Receptor Associated Kinase-4 (IRAK-4) inhibitors. The IRAK-4 program is in development for use in certain cancers and autoimmune diseases. Under the terms of the agreement, Ligand received 125,000 shares of TG common stock, valued at approximately $1.2 million at signing, and is eligible to receive $207 million in milestone payments and tiered royalties of 6% to 9.5% on net sales.

•
Ligand entered into a licensing and collaboration agreement with Omthera Pharmaceuticals, Inc., a wholly-owned subsidiary of AstraZeneca plc, for the development of products to treat dyslipidemia, including hypertriglyceridemia. The collaboration targets the development of novel products that utilize the proprietary Ligand-developed LTP TECHNOLOGY™ to improve lipid-lowering activity of certain omega-3 fatty acids. Under the terms of the agreement, Ligand is eligible to receive milestone payments of up to $44.5 million, as well as tiered royalties ranging from mid to high single digits on net sales. This agreement is Ligand’s first licensing agreement with its LTP TECHNOLOGY™.

•
Ligand licensed five programs to Viking Therapeutics Inc. The programs include the FBPase inhibitor program for type 2 diabetes, Selective Androgen Receptor Modulator (SARM) program for muscle wasting, Thyroid Hormone Receptor-ß (TRß) Agonist program for dyslipidemia, Erythropoietin Receptor Agonist program for anemia and Enterocyte-Directed Diacylglycerol Acyltransferase-1 Inhibitor program for dyslipidemia. On July 1, 2014, Viking filed a Form S-1 with the U.S. Securities and Exchange Commission for a proposed Initial Public Offering (IPO) of common stock.

•
Ligand expanded its platform Captisol license agreement with SAGE Therapeutics Inc. to cover additional therapeutic areas for certain compounds, and also earned a $150,000 milestone payment triggered by the start of a Phase 1/2 clinical trial with SAGE-547 as an adjunctive therapy for the treatment of super-refractory status epilepticus (SRSE), a life-threatening seizure condition in which the brain is in a state of persistent seizure. Sage completed its IPO in July 2014 raising gross proceeds of $103.5 million.

•	Ligand entered into three new Captisol clinical-stage license agreements with Medivis S.r.L, Marinus Pharmaceuticals Inc. and Celgene Corporation for Captisol-enabled programs.

Partnered Program Progress

•	Ligand partner GlaxoSmithKline (GSK) announced multiple clinical and regulatory events relating to Promacta/Revolade® (eltrombopag), including:

◦	Receipt of both Breakthrough Therapy Designation and Priority Review status from the U.S. Food and Drug Administration (FDA) for a supplemental New Drug Application (sNDA) for the treatment of cytopenias in patients with severe aplastic anemia (SAA) who have had insufficient response to immunosuppressive therapy. SAA is a rare disorder in which the bone marrow fails to make enough new blood cells. There are no approved therapies available for SAA patients who are unresponsive to initial immunosuppressive therapy.

◦
Results of the Phase 3 PETIT2 study evaluating the efficacy of eltrombopag versus placebo in pediatric patients with chronic idiopathic thrombocytopenic purpura (cITP). The study met its primary endpoint, achieving a statistically significant improvement in platelet counts with almost 40% of patients treated with eltrombopag attaining a consistent platelet response for 6 of 8 weeks compared with placebo (39.7% vs. 3.4%, respectively, p<0.001). GSK also announced that it is moving forward with planned global regulatory submissions for a pediatric indication in cITP in 2014.

◦
Initiation of the global Phase 3 SUPPORT trial to evaluate the platelet supportive care effects of eltrombopag in combination with azacitidine (the current standard of care) versus placebo in combination with azacitidine in intermediate-1, intermediate-2 or high-risk patients with myelodysplastic syndromes. The study will assess the proportion of patients who do not require a platelet transfusion during the first four cycles of treatment.

•
Ligand partner Spectrum Pharmaceuticals announced that its pivotal trial of Captisol-enabled™ (propylene glycol-free) Melphalan as a conditioning treatment in autologous transplant for patients with multiple myeloma met its primary endpoint. Spectrum also announced that it expects to file an NDA with the FDA in the third quarter of 2014.

•
Ligand partner Sanofi presented results at the 50th ASCO meeting from a first-in-human Phase 1 study of Captisol-enabled SAR125844, a novel selective MET kinase inhibitor tested in patients with advanced solid tumors. The data presented demonstrated favorable tolerance, a good pharmacokinetic profile and early evidence of anti-tumor activity.

Internal Program Progress

•
Ligand announced successful first-in-human trial results for its glucagon receptor antagonist program, LGD-6972. The Phase 1 data presented at the American Diabetes Association 74th Scientific Sessions meeting demonstrated favorable safety, tolerability and pharmacokinetics in normal healthy volunteers and in subjects with type 2 diabetes mellitus, and also demonstrated a robust response on fasting plasma glucose after just a single dose.

•
Ligand presented positive data from a Phase 1 study on the effect of the SERM lasofoxifene to increase testosterone levels in men. The data, which were presented at the ICE/ENDO 2014 meeting, showed that a single oral dose of lasofoxifene produced a robust increase in testosterone that was maintained for as long as 28 days, and showed no serious adverse events and no clinically significant changes in safety laboratory, vital signs or ECG assessments.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above and in the tables below for the three and six months ended June 30, 2014 and 2013 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors and stock-based compensation expense.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning.

These non-GAAP financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until September 4, 2014 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13586354. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth, Ligand's outlook for Captisol orders, expected value creation for shareholders and guidance regarding third-quarter and full-year 2014 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2014 or beyond, that Ligand's 2014 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Royalties	$5,241	$4,916	$13,091	$10,742
Material sales	3,476	3,993	9,191	5,532
Collaborative research and development and other revenues	1,891	671	4,284	4,957
Total revenues	10,608	9,580	26,566	21,231
Operating costs and expenses:
Cost of goods sold	1,186	1,214	3,637	1,877
Research and development	2,689	2,022	5,821	4,487
General and administrative	5,239	4,306	10,310	8,808
Lease exit and termination costs	136	44	340	132
Write-off of in-process research and development	—	480	—	480
Total operating costs and expenses	9,250	8,066	20,108	15,784
Gain from operations	1,358	1,514	6,458	5,447
Other income (expense), net	1,195	(451)	192	(1,173)
(Increase) decrease in contingent liabilities	(1,312)	2,741	(3,260)	900
Income tax benefit (expense)	47	(110)	(6)	(176)
Income from continuing operations	1,288	3,694	3,384	4,998
Income from discontinued operations, net of taxes	—	2,397	—	2,588
Net income	$1,288	$6,091	$3,384	$7,586
Less: Net loss attributable to noncontrolling interests	(304)	—	(304)	—
Net income attributable to Ligand common shareholders	$1,592	$6,091	$3,688	$7,586

Basic per-share amounts:
Income from continuing operations	$0.08	$0.18	$0.18	$0.25
Income from discontinued operations	—	0.12	—	0.13
Net income	$0.08	$0.30	$0.18	$0.38
Diluted per-share amounts:
Income from continuing operations	$0.07	$0.18	$0.17	$0.24
Income from discontinued operations	—	0.12	—	0.13
Net income	$0.07	$0.30	$0.17	$0.37

Weighted average number of common shares-basic	20,738,299	20,258,618	20,668,110	20,223,634
Weighted average number of common shares-diluted	21,780,034	20,427,360	21,776,125	20,277,763

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$22,027	$15,979
Accounts receivable	3,133	2,222
Inventory	817	1,392
Other current assets	2,217	959
Current portion of co-promote termination asset	391	4,329
Total current assets	28,585	24,881

Restricted cash and investments	1,261	1,341
Property and equipment, net	619	867
Goodwill and other identifiable intangible assets	64,149	65,337
Commercial license rights	4,567	4,571
Long-term portion of co-promote termination asset	413	7,417
Other assets	253	299
Total assets	$99,847	$104,713

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$15,532	$15,501
Current portion of co-promote termination liability	391	4,329
Current portion of note payable	2,698	9,109
Total current liabilities	18,621	28,939

Long-term portion of co-promote termination liability	413	7,417
Long-term portion of deferred revenue	2,085	2,085
Long-term debt	—	—
Other long-term liabilities	15,642	16,659
Total liabilities	36,761	55,100
Total Ligand Pharmaceuticals Inc. stockholders' equity	64,170	49,613
Noncontrolling interests in Viking Therapeutics Inc.	(1,084)	—
Total liabilities and stockholders' equity	$99,847	$104,713

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income from continuing operations attributable to Ligand Pharmaceuticals Inc. common shareholders	$1,592	$3,694	$3,688	$4,998
Increase (decrease) in contingent liabilities	1,312	(2,741)	3,260	(900)
Mark-to-market adjustment for investments owed to licensors	(763)	34	470	209
Stock-based compensation expense	3,027	1,492	5,093	2,616
Non-GAAP net income from continuing operations attributable to common shareholders	$5,168	$2,479	$12,511	$6,923
Diluted per-share amounts attributable to common shareholders:
Net income from continuing operations	0.07	$0.18	$0.17	$0.24
Increase (decrease) in contingent liabilities	0.07	(0.13)	0.15	(0.04)
Mark-to-market adjustment for investments owed to licensors	(0.04)	—	0.02	0.01
Stock-based compensation expense	0.14	0.07	0.23	0.13
Non-GAAP net income from continuing operations attributable to common shareholders	$0.24	$0.12	$0.57	$0.34

Weighted average number of common shares-diluted	21,780,034	20,427,360	21,776,125	20,277,763

###